Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-216664

333-206992

333-214761

333-215645

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated March 23, 2017)

NEMUS BIOSCIENCE, INC.

Up to 25,585,663 Shares of Common Stock

This prospectus supplement no. 2 supplements the prospectus dated March 23, 2017 relating to the resale by the selling shareholders identified in the prospectus of up to 25,585,663 shares of our common stock, $0.001 par value, including (i) 3,800,000 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series D convertible preferred stock, par value $0.001 per share (“Series D Preferred Stock”), (ii) 14,501,500 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series B convertible preferred stock, par value $0.001 per share (“Series B Preferred Stock”) and 6,250,000 shares of common stock issuable upon exercise of the warrants which we sold to investors in a private placement on August 20, 2015, (iii) 241,663 shares of common stock which we sold to investors in a private placement on January 7, 2015 and (iv) 792,500 shares of common stock issuable upon exercise of warrants issued to our placement agents.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 11, 2017.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2017

Nemus Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Boulevard, Suite 1100, Costa Mesa, CA 92626

(Address of principal effective offices) (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01. Other Events.

On July 11, 2017, Nemus Bioscience, Inc. (the “Company”) provided an update with respect to the sale by the Company of 1,000,000 shares of a new Series E Preferred Stock, par value $0.001 per share (“Preferred Shares”), to Schneider Finance LLC (the “Purchaser”), an affiliate of Schneider Brothers Ltd., a global closed investment fund, at a purchase price of $20.00 for each Preferred Share for aggregate gross proceeds of $20,000,000, pursuant to the Securities Purchase Agreement (the “Agreement”), dated as of May 3, 2017, by and between the Company and the Purchaser.

As described in the Current Report on Form 8-K filed on May 4, 2017, there are no conditions precedent or further obligations prior to the close of the transactions contemplated by the Agreement. Pursuant to the Agreement, the purchase, sale and issuance of the Preferred Shares should have occurred as promptly as practicable after the execution of the Agreement, but not later than at 1:00 pm, Pacific Time, July 10, 2017. The Purchaser did not provide funding on July 10, 2017 as required by the Agreement.

The Company intends to continue to work with the Purchaser to close the transaction either directly with the Purchaser and its affiliates or through the exercise of the $20 million guaranty that provides for payment of the Purchase Price in full within 90 days of exercise. The guaranty provides that, in case of default by the Purchaser, SB Securities Ltd., an affiliate of Schneider Brothers Ltd., shall pay $20 million, upon written demand by the Company, and without any opposition.

The foregoing description of the guaranty is not complete and is qualified in its entirety by reference to the full text of the guaranty, a copy of which is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

On July 11, 2017, the Company issued a press release in connection with the foregoing. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Financial Guarantee dated May 3, 2017
99.2	Press release dated July 11, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: July 11, 2017	By:	/s/ Brian Murphy
Brian Murphy
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Financial Guarantee dated May 3, 2017
99.2	Press release dated July 11, 2017